Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-204481, 333-204480, 333-181017, 333-181015, 333-13927, 333-90004 and 333-137573) of Movado Group, Inc. of our report dated March 26, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2020 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 26, 2020 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 26, 2020